                               JANUS ASPEN SERIES
                              JANUS ADVISER SERIES
                              JANUS INVESTMENT FUND


                            CERTIFICATE OF SECRETARY
                            ------------------------

The undersigned, being the Secretary of Janus Aspen Series ("JAS") and Janus Adviser Series ("JAD"), each a trust with transferable shares of the type commonly called a Delaware statutory trust (each a "Trust"), and the Secretary of Janus Investment Fund ("JIF"), a trust with transferable shares of the type commonly called a Massachusetts business trust (a "Trust" and, collectively with JAD and JAS, the "Trusts"), DO HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of JAS and JAD by their Amended and Restated Trust Instruments dated December 29, 2005, and March 18, 2003, respectively, and of JIF by its Amended and Restated Agreement and Declaration of Trust dated March 18, 2003, as may be amended from time to time, and by the affirmative vote of a majority of the Trustees of each Trust, including a majority of the Trustees who are not "interested persons" of the Trusts (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended), at a meeting duly called and held on October 6, 2006, the following resolutions were adopted:

         RESOLVED, that consistent with the recommendation of the Legal and Regulatory Committee ("L&R Committee"), the Trustees of Janus Investment Fund, Janus Aspen Series and Janus Adviser Series (collectively, the "Trusts"), the Trustees of the Trusts ratify the proposed allocation to each series of each Trust of a portion of the premium for a joint insured fidelity bond for the term June 30, 2006, through June 29, 2007 (the "Bond") issued by ICI Mutual Insurance Company ("ICIM"), and determine that the share of the premium allocated to each Trust is less than the premium that each Trust would have had to pay if it had purchased a separate insured fidelity bond from ICIM with an equivalent level of liability; and

         FURTHER RESOLVED, that consistent with the recommendation of the L&R Committee, the Trustees of the Trusts ratify two amendments to the Bond in substantially the forms presented in connection with this meeting, modifying the Bond to reflect the liquidation and termination of Janus Adviser Foreign Stock Fund and to add Janus Adviser Long/Short Fund as an insured under the Bond.


IN WITNESS WHEREOF, the undersigned has set her hand and seal this 13th day of October, 2006.




                                    /s/ Stephanie Grauerholz-Lofton
                                    --------------------------------------------
                                    Stephanie Grauerholz-Lofton, Secretary


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STATE OF COLORADO             )
                              )    ss.
CITY AND COUNTY OF DENVER     )

         BEFORE ME, the undersigned authority, on this day personally appeared Stephanie Grauerholz-Lofton, Secretary of Janus Adviser Series, Janus Aspen Series, and Janus Investment Fund, who, being by me first duly sworn, stated on her oath that the foregoing document is true and correct and that she executed the same for the purposes and consideration therein expressed and in the capacity therein stated.




         GIVEN UNDER MY HAND AND SEAL OF OFFICE this 13th day of October, 2006.



My Commission Expires:                      /s/ Lisa A. Neison
                                            ------------------------------------

      6.22.07                               Notary Public
----------------------

                                                      [Notary Seal]